 NASDAQ: CLRX  CollabRx: Empowering Cancer Care  Expert systems for genomics-based cancer treatment planning  Issuer Free Writing ProspectusFiled Pursuant to Rule 433Registration No. 333-199477February 17, 2015

 2  Safe Harbor  When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.  This presentation and the accompanying commentary include forward-looking statements about CollabRx’ anticipated results that involve risks and uncertainties. Some of the information contained in this presentation, including, but not limited to, statements as to industry trends and CollabRx’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements.   © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  2

 3  Free Writing Prospectus Statement  CollabRx, Inc. has filed a registration statement on Form S-1 (Registration No. 333-199477) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. A copy of the preliminary prospectus describing the terms of the proposed offering has been filed with the SEC. Before you invest in this offering, you should read the prospectus and the other documents we have filed with the SEC that are incorporated by reference in such for more complete information about us and this offering.You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or the underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  3

 Business Update  Key Reasons for current offering of shares:To cure NASDAQ Net Equity Deficiency before hearing on 2/19/15To provide capital for continued operation of CollabRxProposed business combination with Medytox Solutions, Inc.Signed non-binding LOI on 12/6/14 for potential business combinationEntered into Agreement with Medytox on Jan 16, 2015 to provide CollabRx funding up to $2.4M (As of 2/17/15 CollabRx has borrowed $644,863)Agreement provides for a $1M fee to Medytox under certain termination conditionsPotential Synergies between CollabRx and Medytox:Increased sales and marketing capabilities for CollabRx productsCollabRx product combined with genomics-based testing creates a superior product without competing with existing lab customersIncreased management and financial capability enables CollabRx to focus on its business model as testing market for cancerReduced burden related to public company expenses (~25% of CollabRx Total OpEx)  4  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Proposed Deal Terms  Reverse merger transactionCollabRx will be surviving legal parentMedytox will be surviving accounting parentAll Medytox shares to be cancelled at closing and exchanged for CLRX common, except for Series B Preferred stock which will be exchanged for $25M of Convertible Promissory NotesCapitalization immediately post-merger, based on shares outstanding:5.2% for CollabRx stockholders; 94.8% for Medytox stockholdersDoes not take into account any capital raised by CollabRx in current offeringBoard Composition (seven members):CollabRx to have two seats (one management, one independent)Medytox to retain 5 seatsCollabRx will continue to operate as independent, wholly-owned subsidiary  5  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Medytox Solutions, Inc.  Vertically integrated provider of clinical lab testing and related servicesCurrently serves drug rehab, pain management, private physicians / clinics Employs cutting-edge technology, systems and services to improve efficiency and reduce cost of patient careStrong record of organic growth with a superior management team  6  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Stage of Negotiations  The Letter of Intent that was entered into by CollabRx and Medytox on December 6, 2014 is non-binding. We have not yet signed a definitive merger agreement. We have not sought approval from our Board of Directors for the proposed business combination and will not do so until we have a draft definitive agreement. The completion of the proposed merger transaction will be subject to the approval of the stockholders of CollabRx and Medytox.We have not submitted the terms of the proposed transaction to any regulatory agency for approval.The negotiations are at a very early stage. The proposed business combination was disclosed only because the Loan and Security Agreement and the separate Agreement entered into on January 16, 2015 were material to CollabRx.The $1M termination fee is triggered only under specific circumstances and is expected not to include the current offering.  7  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Overview of CollabRx  A clinical decision-support company for precision oncologyWe translate expert knowledge about complex molecular medicine and make it relevant, accessible and actionable for practicing physiciansNot a lab – we focus on data interpretation, reporting and downstream analytics for clinical decision-makingWe provide evidence-based content and expert decision support in SaaS and advertising business modelsProprietary interpretive content in two major product lines:Web and mobile apps for use by oncologists at the point of careAn automated interpretation and reporting service for the diagnostic laboratory marketLanded major customers and partners in past 24 monthsMajor online media partner is Everyday Health / MedPage TodayQuest Diagnostics, Life Technologies, CellNetix, Genoptix (division of Novartis), Cynvenio, The Jackson Laboratories, Ohio State and U ChicagoDistribution partners include Affymetrix, Omicia, Cartagenia and Syapse  8  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 9  CollabRx Business Models  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  9

 Oncologists are our market  Automated, SaaS reporting service for complex NGS panelsExpert-vetted Actionability FrameworkXML data or physician-ready reportsVolume-based subscription / per test fee  GVA™ Service  “Expert systems” for treatment planning (Therapy Finders™)Relevant medical news as it breaksOn-line Media Partner MedPage TodayAd and sponsorship revenue sharing  CancerRx Mobile App  Indirectly via Diagnostic Labs  Directly at the Point-of-Care  10  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 11  Newly emerging market for genomic-based testing in cancer  Addressable US market ~ 13 million patients7 million (55%) with a strong genetic association*1.7 million new US patients in 2013 and 14 million globally*Growing to almost 3 million new US patients each year by 2050**Each day approximately 1,600 US patients progress beyond “guidelines” and are candidates for genomic medicineThe total available market for testing in cancer is estimated at $10B in 2014 in the US alone, growing to $25B by 2018, but is barely penetrated*Latest trend in genomic testing for cancer is blood-based:Circulating tumor cells and cell-fee DNA from blood sampleTracks progression of disease over time; may be used for early detectionExpands by several times the amount of potential testing  Sources: *JPMorgan, June 2014 **American Cancer Society and WHO **Hayat M J et al. The Oncologist, 2007, 12:20-37.  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  11

 Need to address rapidly changing science and standards in oncology  “Our patients rely on us to guide them in this new landscape of molecular oncology. But the field is just changing too quickly. We simply do not have enough hours in the day to see patients and stay abreast of the field.” Source: Community Oncologist from Frankel Group Report to CollabRx, Inc. 1/13    When should I augmentBRAF inhibitors with MEK inhibitors?     Are there any off-label drugs that I should consider for a patient with RET mutations?    Is there any clinical evidence for targeting DDR2 mutations in solid tumors?    My patient has mutations in PIK3CA and BRAF. Which is more clinically actionable?  12  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 GVA focused on knowledge-based portions of the clinical genetic testing workflow    Data Analysis/InterpretationClinical decision support layerResults in XML file  ReportingVisual analysis, configure report parametersResults in physician ready report (e.g., PDF file)  CollabRx  Specimen HandlingAcquisitionTransportLab Acceptance  Sample PrepExtract DNA from biopsy tissuesResults in material suitable for analysis with NGS platforms  Genetic AnalysisNGS sequencingResults in files that contain raw sequence data as direct export from NGS platforms  BioinformaticsCall variants, quality filteringResults in VCF fileOften in open source software  Hospital Lab or Reference Lab           Downstream AnalyticsCompare results across patientsCorrelate with clinical outcomesIntegrate into EMR        13  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 Therapy Finders™ make expert knowledge available at the office and at home  Current Therapy Finders for Lung, Colorectal, and Metastatic Breast cancers and Melanoma   Recently launched CancerRx mobile app includes Therapy Finders and MedPage Today newsfeed  14  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

 15  Editorial Boards& Guidelines  Knowledge Base of Treatment Models   In-House KnowledgeExperts      Combine in-house and external experts to create a unique knowledge resource  Representative Sources of Guidelines  Representative Available Data Sources:  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  15

 Melanoma  Melanoma  Lung  Breast  Breast  Colorectal  Sarcoma  Leukemia  Prostate  Pancreas  Pan Cancer  Breast  Over 75 expert advisors from leading institutions provide best practice insights  Representative institutional affiliations of advisors:  An unprecedented network of uncompensated volunteers to advance the field with CollabRx  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  16

 Minutes Not Days  GVA System: Automated, scalable, contextualized assembly of content for labs entering the genomic testing market in cancer  Platform for interpretation and reporting  Testing and QA  Project management  Support  Build/ deploy policies  Content updates  Hosting  Availability  Documentation  Approval automation  Change management  Software Engineering  17  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  6624 Aberrations3807 Drugs7988 Clinical Trials4368 Text Summaries  GVA Contents

 Competitive Strengths    Proprietary knowledgebase is focused on actionable information for physiciansFocus is on providing actionable information that physicians can use to plan treatment strategies for their advanced cancer patients and identifying the evidence in the public domain that justifies the therapy options presentedAn automated software platform is scalable and capable of handling high test volumes and fast turn-around timesOur platform provides us with a scalable, interactive service that can handle large test volumes and still maintain fast turn-around times for our customers.  In this respect it is unmatched in our fieldA large network of independent expert clinical advisorsOver 75 independent, uncompensated expert advisors, organized by both tissue-specific editorial boards and pan-cancer or biomarker-centric boards, provides a unique, unbiased mechanism to inform and prioritize treatment strategies based on evidence First-mover advantage and independenceFirst to have focused exclusively on the information-based, value-added steps of the diagnostic testing workflow in the context of providing clinical grade interpretation of multi-gene testing in cancer, separate from the processing of tissue samples in a laboratory environment  18  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

         Multiple current and potential revenue sources       Web and Mobile Apps Pharma Physicians and patients Pharma MedPage Today   Per-test-fees(Software-as-a-Service) Volume-based Subscriptions Ad revenue / Sponsorships Customization(Fee for service) “Freemium” / PremiumSubscriptions Data analyticsLicense Fees  GVA Service to LabsDiagnostic companiesLife Science companiesAcademic medical centers Diagnostic companiesLife Science companies Diagnostic companiesLife Science companies  Bold indicates revenue received produced in these categories  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  19

 Long-term product strategy  Business Model  Customer Base  Diagnostic Content Provider  Outcomes Driver  Early Adopter Oncologists & Pathologists  Broader Provider User Base  Payers / Pharma  Content supplier for platform providers and related customers Initial penetration of diagnostic labsOnline media presence  Stage I  Customized Data-Driven Care Enabler   Broader cancer panel applications & volumeExtended lab product to new Dx supplier(s)Increased provider uptake, migrating to community settingsExpanded online media presence   Stage II  Integrate with Dx suppliers and CROs to demonstrate outcomes impactEngage payers with value propositionIntroduce pharma analytics offering Introduce longitudinal reporting for drug development  Stage III  Provide valued genomics-based content to improve diagnostic interpretation  Integrate patient-specific data to increase content actionability  Link CLRX informatics to improved quality / survival outcomes  20  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

   Partnerships, strategic alliances, customers and sponsors      21  Academic InstitutionsCancer CentersProfessional OrganizationsUniversity of ChicagoOhio State UniversityJackson LaboratoryOncoSolutions Cancer Center (Singapore)American Society of Clinical Oncology (ASCO)College of American Pathologists (CAP)  Diagnostic LabsGenomic Analysis CompaniesQuest DiagnosticsAffymetrixLife TechnologiesGenoptixCellnetixCynvenio BiosystemsOncoDNASengenics  Online MediaHealthcare ITEveryday HealthMedpage TodayGeneInsightProjects in Knowledge  Pharma / BiotechGSKPfizerBoehringer Ingelheim  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  21

 22  Seasoned leadership team  Thomas Mika, MBA; Chairman, President, and CEO – Tegal, IMTEC, Cresap, National Science Foundation, HBS George Lundberg, MD; Chief Medical Officer and Editor-in-Chief – AMA, WebMD, Medscape, Stanford (Professor, pathology), Lundberg InstituteClifford Baron, PhD; Vice President and COO – Accelrys, Inc., Applied Biosystems, Pangea/Doubletwist, UC-BerkeleyGavin Gordon, MBA, PhD; Vice President, Business Development and Strategic Alliances – Harvard Medical School (Professor, molecular pathology), UNCSmruti Vidwans, PhD; Chief Scientist – McKinsey & Company (GSK, Roche as clients), MIT, UCSF  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  22

 23  Board of Directors  Thomas R. Mika, Chairman (see Management Team)Paul R. Billings, MD, PhD – Author, lecturer, consultant, professor and thought leader in genomic medicine. CMO, Thermo Fisher Scientific, Member of FDA Science Board, VA Genomic Medicine Advisory Committee, IOM Genomic Medicine Roundtable; LabCorp, Trovagene, Ancestry.com, Cordblood Registry, Omicia.James Karis – Senior Health Technology Executive. CEO of Mapi Group (CRO), CEO of Entelos, President & COO of Parexel International, COO of Pharmaco International, VP International Ops of Baxter Healthcare, founder of KMR Group Analytics.Jeffrey Krauss – Venture Capitalist, Private Equity Investor. Managing Member of PPC Enterprises LLC, Partner of Psilos Group Managers and Nazem & Co., Attorney at Simpson, Thatcher & Bartlett.Carl Muscari – Serial Entrepreneur. CEO of MSRC, Video Communications, Acuity Imaging, Exos, and Madison Cable, GM of Ferrofluidics.  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  23

 CollabRx, Inc. Balance Sheet6/30/14  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  24

 Capitalizationf 7/18/14*  © Copyright 2014 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX  25

 Investment Thesis    Highly regarded, industry-leading position with unique, proprietary platform to address critical need of interpretation and reporting on genomic test results to physicians at scaleDeveloped and published objective criteria for “Actionability” of genomic test results with high-profile academic physician thought leaders to enable precision oncologyCore academic institutional partners in the forefront of clinical genomic testing to drive adoption and brand recognitionHigh profile strategic alliances with major industry-leading companiesEstablished a strong commercial foundation with two proven products Compelling public company growth opportunity as market for genomic testing in cancer patients becomes routineTotal capital invested to date approximately $20mm, pre and post merger  26  © Copyright 2015 CollabRx, Inc. - All Rights Reserved NASDAQ CM: CLRX

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